U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                   Form 12b-25

                           NOTIFICATION OF LATE FILING            SEC FILING NO.
                                                                      333-101167



                                                                    CUSIP NUMBER
                                                                     16938Y 10 8
 450663 10 9
      450663 10 9



[X] Form 10-K and Form 10-KSB [_] Form 20-F [_] Form 11-K [_] Form 10-Q and Form 10-QSB [_] Form N-SAR

            For Period Ended: December 31, 2006

            [_] Transition Report on Form 10-K
            [_] Transition Report on Form 20-F
            [_] Transition Report on Form 11-K
            [_] Transition Report on Form 10-Q
            [_] Transition Report on Form N-SAR

      For the Transition Period Ended:  N/A

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A


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Part I - Registrant Information
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      Full Name of Registrant: China Education Alliance Inc.

      Former Name if Applicable: N/A

      Address of Principal Executive Office (Street and Number)

      80 Heng Shan Road, Kun Lun Shopping Mall, Harbin, The People's Republic of
         China F4 150090


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Part II - Rules 12b-25(b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

      (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject annual report or transition report on Form 10-K, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part III - Narrative
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State below in reasonable detail the reasons why Form 10-K and Form 10-KSB,
20-F, 11-K, 10-Q and N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

The registrant was unable without unreasonable effort and expense to prepare its accounting records and schedules in sufficient time to allow its accountants to complete its review of the registrant for the period ending December 31, 2006, before the required filing date for its Form 10-KSB.


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Part IV - Other Information
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(1)   Name and telephone number of person to contact in regard to this notification:

                  Xinquin Yu    011-86451-8233-5794

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                              [X]  Yes   [_]  No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                              [_]  Yes   [X]  No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

EXPLANATION:

      N/A


                              China Education Alliance Inc.


Date: March 30, 2006         By:/s/ Xinqun Yu
                                ------------------------------------------------
                                Xinqun Yu, Chief Executive Officer and President


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                                    ATTENTION
   Intentional misstatements or omissions of fact constitute Federal Criminal
                        Violations (See 18 U.S.C. 1001).
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